EXHIBIT 99.1

ConnectOne Bancorp, Inc. Reports Second Quarter 2021 Results; Declares Common Dividend

ENGLEWOOD CLIFFS, N.J., July 29, 2021 (GLOBE NEWSWIRE) -- ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today reported net income of $32.2 million for the second quarter of 2021 compared with $33.0 million for the first quarter of 2021 and $14.8 million for the second quarter of 2020. Diluted earnings per share were $0.81 for the second quarter of 2021 compared with $0.82 in the first quarter of 2021 and $0.37 in the second quarter of 2020. The decrease in net income and diluted earnings per share from the first quarter of 2021 was primarily due to a $4.1 million decrease in the release of provision for credit losses, partially offset by a $1.9 million increase in net interest income, a $1.0 million increase in noninterest income, and a $0.2 million decrease income tax expense. The increase in net income and diluted earnings per share from the second quarter of 2020 was primarily due to a $16.7 million decrease in the provision for credit losses, a $2.2 million increase in net interest income, a $6.8 million decrease in noninterest expenses, offset by an $8.1 million increase in income tax expense.

Frank Sorrentino, ConnectOne’s Chairman and Chief Executive Officer stated, “We are extremely pleased with our second quarter results highlighted by strong earnings, continued net interest margin expansion, an increase in noninterest income and best-in-class efficiency. We continued to deliver outstanding performance metrics, further solidifying our status as a top performer in the banking industry. This quarter’s pre-tax, pre-provision earnings as a percent of assets was 2.19%, return on assets was 1.71%, our return on tangible common equity was 17.8% while our tangible book value per share increased another 4% sequentially, to $18.76.”

“Our proactive, client-first approach has resulted in robust lending opportunities across our markets and beyond, delivering strong second quarter loan growth, especially towards the end of period, resulting in annualized sequential loan growth, net of Paycheck Protection Program (“PPP”) forgiveness, in excess of 20%. We remain focused on leveraging our strong technological foundation by investing in infrastructure, communication tools and digital channels to remain well-positioned for continued growth. During the quarter we benefited once again from BoeFly’s involvement in the latest round of PPP, as our fintech subsidiary continues to increase its relationships with borrowers and banking partners, further driving its revenue growth.”

“ConnectOne will continue to pursue attractive opportunities to expand our valuable franchise. While we remain disciplined in our approach to growth, the dislocation in our marketplace--resulting directly from increased M&A activity--provides ConnectOne with meaningful opportunities to expand, grow and leverage our franchise organically.”

Dividend Declaration

The Company announced that its Board of Directors declared a cash dividend on its common stock of $0.11 per share. The dividend will be paid on September 1, 2021 to shareholders of record on August 16, 2021.

Operating Results

Fully taxable equivalent net interest income for the second quarter of 2021 was $63.4 million, an increase of $1.8 million, or 3.0%, from the first quarter of 2021 resulting primarily from a 0.7% increase in average interest-earning assets, and a 4 basis-point widening of the net interest margin to 3.60% from 3.56%. Excluding purchase accounting adjustments, the adjusted net interest margin was 3.49% for the second quarter of 2021 and 3.44% for the first quarter of 2021. The net interest margin widened as a result of continued improvement in the Bank’s cost and mix of funding sources, which more than offset a declining yield on loans and investment securities. This was the seventh consecutive quarter that the Bank’s net interest margin widened. Included in interest income in both the first and second quarters of 2021 was the accretion of PPP fee income of approximately $2.3 million. Remaining deferred and unrecognized PPP fees were $9.4 million as of June 30, 2021.

Fully taxable equivalent net interest income for the second quarter of 2021 increased by $2.2 million, or 3.5%, from the second quarter of 2020. The increase from the second quarter of 2020 resulted primarily from a 16 basis-point widening of the net interest margin to 3.60% from 3.44%, offset by a 1.5% decrease in interest-earning assets, largely due to lower levels of PPP loans.  The widening of the net interest margin resulted from a 53 basis-point reduction in the cost of interest-bearing liabilities, partially offset by a 27 basis-point reduction in the yield on average interest-earning assets.

The Company continues to gain momentum in building core noninterest revenue. Noninterest income was $4.5 million in the second quarter of 2021, $3.4 million in the first quarter of 2021 and $4.6 million in the second quarter of 2020.   Non-core items included, during the current quarter, $0.7 million in BoeFly PPP referral income and $0.2 million in securities gains; during the first quarter 2021, $0.7 million gain on the sale of branches and a $0.2 million loss on equity securities; and during the second quarter 2020, $2.3 million of BoeFly PPP referral income. Excluding the aforementioned non-core items, noninterest income increased to $3.6 million during the second quarter of 2021 from $2.9 million during the first quarter of 2021 and $2.3 million during the second quarter of 2020. Primary contributors to the increase are gains on the sale of commercial and SBA loans, and BoeFly’s growing business volumes.

Noninterest expenses totaled $26.3 million for the second quarter of 2021, $26.5 million for the first quarter of 2021 and $33.1 million for the second quarter of 2020. Noninterest expenses decreased $0.2 million from the first quarter of 2021 which resulted from decreases in FDIC insurance expense of $0.4 million and salaries and employee benefits of $0.3 million, partially offset by increases in other expenses of $0.3 million, professional and consulting expenses of $0.2 million and data processing of $0.1 million.   Included in noninterest expenses during the second quarter of 2020 were merger-related expenses of $5.2 million and an additional $2.3 million in expenses related to the BoeFly acquisition. Excluding these two items, noninterest expenses during the second quarter of 2021 increased by $0.7 million when compared to the second quarter of 2020. This increase is mainly attributable to increases in salaries and employee benefits of $0.8 million, professional and consulting expenses of $0.4 million and other expenses of $0.2 million, partially offset by decreases in FDIC insurance expense of $0.5 million and marketing and advertising expenses of $0.1 million. The Company continues to invest in building its revenue generating capabilities, which is expected to increase non-interest expenses in the second half of 2021. Notwithstanding these expected expense increases, the Company remains focused on maintaining an efficiency ratio of approximately 40% or lower.

Income tax expense was $10.7 million for the second quarter of 2021, $10.9 million for the first quarter of 2021 and $2.5 million for the second quarter of 2020. The effective tax rates for the second quarter of 2021, first quarter of 2021 and second quarter of 2020 were 24.8%, 24.8% and 14.5%, respectively. The higher effective tax rate during the first half of 2021 when compared to the second quarter of 2020 resulted from a lower proportion of income from non-taxable sources.

Asset Quality

The (reversal of) provision for credit losses was $(1.6) million for the second quarter of 2021, $(5.8) million for the first quarter of 2021 and $15.0 million for the second quarter of 2020. The release of allowance for credit losses during the first two quarters of 2021 was the result of the continually improving macro-economic outlook during the first half of 2021. The elevated provision for loan losses for the second quarter of 2020 was due to the continued economic uncertainties of the COVID-19 pandemic, including consideration of related borrower payment deferrals requested and/or granted to date. As of June 30, 2021, the Bank had 79 loans on deferral, with a total balance of approximately $100 million. Of that total, $24.5 million, or 0.4% of loans receivable, were nonpayment deferrals, while the remaining $75.5 million, or 1.2% of loans receivable, were modifications in which borrowers are making modified principal and interest payments.

Nonperforming assets, which includes nonaccrual loans and other real estate owned, were $56.2 million as of June 30, 2021, $61.7 million as of December 31, 2020 and $64.6 million as of June 30, 2020. Nonperforming assets as a percentage of total assets were 0.73% as of June 30, 2021, 0.82% as of December 31, 2020 and 0.85% as of June 30, 2020. Nonaccrual loans were $56.2 million as of June 30, 2021, $61.7 million as of December 31, 2020 and $64.6 million as of June 30, 2020, representing a ratio of nonaccrual loans to loans receivable of 0.88%, 0.99% and 1.01%, respectively. The annualized net loan charge-offs (recoveries) charge-off ratio was 0.01% for the second quarter of 2021, (0.00)% for the first quarter of 2021 and 0.03% for the second quarter of 2020. The allowance for credit losses represented 1.23%, 1.27%, and 1.08% of loans receivable as of June 30, 2021, December 31, 2020 and June 30, 2020, respectively.   Excluding PPP loans, the allowance for credit losses represented 1.29%, 1.36%, and 1.17% of loans receivable as of June 30, 2021, December 31, 2020 and June 30, 2020, respectively. The allowance for credit losses as a percentage of nonaccrual loans was 140% as of June 30, 2021, 128.4% as of December 31, 2020 and 106.4% as of June 30, 2021.

Selected Balance Sheet Items

The Company’s total assets were $7.7 billion, an increase of $162.7 million from December 31, 2020.  Loans receivable were $6.4 billion, an increase of $171.6 million from December 31, 2020. The increase in loans receivable was attributable to higher, non-PPP, loan originations, offset by decreases in PPP loans resulting from forgiveness activity.  As of June 30, 2021, PPP loans totaled $326.8 million, down $70.7 million when compared to $397.5 million as of December 31, 2020.

The Company’s stockholders’ equity was $965.0 million as of June 30, 2021, an increase of $49.7 million from December 31, 2020. The increase in stockholders’ equity was primarily attributable to an increase in retained earnings of $54.3 million, offset by decreases in accumulated other comprehensive income of $3.0 million and an increase in treasury Stock of $2.4 million. As of June 30, 2021, the Company’s tangible common equity ratio and tangible book value per share were 9.97% and $18.76, respectively.   As of December 31, 2020, the tangible common equity ratio and tangible book value per share were 9.50% and $17.49, respectively. Total goodwill and other intangible assets were approximately $218.3 million as of June 30, 2021 and $219.2 million as of December 31, 2020.

Use of Non-GAAP Financial Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP measures. ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Second Quarter 2021 Results Conference Call

Management will also host a conference call and audio webcast at 10:00 a.m. ET on July 29, 2021 to review the Company's financial performance and operating results. The conference call dial-in number is 201-689-8471, access code 13720876. Please dial in at least five minutes before the start of the call to register. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the "Investor Relations" link on the Company's website https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

A replay of the conference call will be available beginning at approximately 1:00 p.m. ET on Thursday, July 29, 2021 and ending on Thursday, August 5, 2021 by dialing 412-317-6671, access code 13720876. An online archive of the webcast will be available following the completion of the conference call at https://www.connectonebank.com or at http://ir.connectonebank.com.

About ConnectOne Bancorp, Inc.

ConnectOne Bancorp, Inc., through its subsidiary, ConnectOne Bank offers a full suite of both commercial and consumer banking and lending products and services through its banking offices located across New York and New Jersey.  ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at https://www.connectonebank.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the Securities Exchange Commission, as supplemented by the Company’s subsequent filings with the Securities and Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, changes in accounting principles and guidelines and the impact of the COVID-19 pandemic on the Company, its employees and operations, and its customers. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

William S. Burns
Executive VP & CFO
201.816.4474; bburns@cnob.com

Media Contact:
Will Crockett MWW
703.944.4213; wcrockett@mww.com

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	June 30,	December 31,	June 30,
	2021	2020	2020
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$59,148	$63,637	$62,764
Interest-bearing deposits with banks	290,269	240,119	286,597
Cash and cash equivalents	349,417	303,756	349,361

Investment securities	458,933	487,955	418,426
Equity securities	13,223	13,387	13,407

Loans held-for-sale	6,159	4,710	11,212

Loans receivable	6,407,904	6,236,307	6,363,267
Less: Allowance for credit losses - loans	78,684	79,226	68,724
Net loans receivable	6,329,220	6,157,081	6,294,543

Investment in restricted stock, at cost	22,563	25,099	26,656
Bank premises and equipment, net	28,811	30,108	31,103
Accrued interest receivable	34,001	35,317	29,894
Bank owned life insurance	193,209	165,960	165,056
Right of use operating lease assets	12,504	16,159	23,771
Goodwill	208,372	208,372	208,373
Core deposit intangibles	9,963	10,977	12,232
Other assets	43,707	88,458	33,150
Total assets	$7,710,082	$7,547,339	$7,617,184

LIABILITIES
Deposits:
Noninterest-bearing	$1,485,952	$1,339,108	$1,276,070
Interest-bearing	4,706,561	4,620,116	4,550,791
Total deposits	6,192,513	5,959,224	5,826,861
Borrowings	353,462	425,954	667,062
Subordinated debentures, net	152,800	202,648	202,476
Lease liabilities	14,235	18,026	27,648
Other liabilities	32,112	26,177	25,396
Total liabilities	6,745,122	6,632,029	6,749,443

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock	586,946	586,946	586,946
Additional paid-in capital	24,606	23,887	22,069
Retained earnings	386,280	331,951	288,688
Treasury stock	(32,682)	(30,271)	(30,271)
Accumulated other comprehensive (loss) income	(190)	2,797	309
Total stockholders' equity	964,960	915,310	867,741
Total liabilities and stockholders' equity	$7,710,082	$7,547,339	$7,617,184

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	06/30/21	06/30/20	06/30/21	06/30/20
Interest income
Interest and fees on loans	$71,101	$75,797	$141,563	$148,733
Interest and dividends on investment securities:
Taxable	995	1,712	2,083	3,778
Tax-exempt	608	647	1,374	1,460
Dividends	263	442	519	842
Interest on federal funds sold and other short-term investments	84	79	133	578
Total interest income	73,051	78,677	145,672	155,391
Interest expense
Deposits	6,424	13,597	14,009	30,809
Borrowings	3,618	4,290	7,491	8,511
Total interest expense	10,042	17,887	21,500	39,320

Net interest income	63,009	60,790	124,172	116,071
(Reversal of) provision for credit losses	(1,649)	15,000	(7,415)	31,000
Net interest income after (reversal of) provision for credit losses	64,658	45,790	131,587	85,071

Noninterest income
Deposit, loan and other income	2,222	3,212	3,390	4,499
Income on bank owned life insurance	1,185	1,128	2,249	2,095
Net gains on sale of loans held-for-sale	847	237	1,554	630
Gain on sale of branches	-	-	674	-
Net gains (losses) on equity securities	23	44	(164)	222
Net gains on sale/redemption of investment securities	195	-	195	29
Total noninterest income	4,472	4,621	7,898	7,475

Noninterest expenses
Salaries and employee benefits	15,284	14,500	30,849	29,063
Occupancy and equipment	3,187	3,156	6,591	6,627
FDIC insurance	580	1,093	1,515	1,949
Professional and consulting	2,117	1,673	4,073	3,247
Marketing and advertising	278	426	519	730
Data processing	1,603	1,586	3,139	3,059
Merger expenses	-	5,146	-	14,640
Amortization of core deposit intangible	508	652	1,015	1,304
Increase in value of acquisition price	-	2,333	-	2,333
Other expenses	2,702	2,498	5,043	5,169
Total noninterest expenses	26,259	33,063	52,744	68,121

Income before income tax expense	42,871	17,348	86,741	24,425
Income tax expense	10,652	2,516	21,523	3,563
Net income	$32,219	$14,832	$65,218	$20,862

Earnings per common share:
Basic	$0.81	$0.37	$1.64	$0.53
Diluted	0.81	0.37	1.63	0.52

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures provided below, is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.

CONNECTONE BANCORP, INC.
SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES

	As of
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2021	2021	2020	2020	2020
Selected Financial Data	(dollars in thousands)
Total assets	$7,710,082	$7,449,639	$7,547,339	$7,449,559	$7,617,184
Loans receivable:
Commercial	$1,046,965	$1,071,418	$1,092,404	$1,125,273	$1,151,025
Paycheck Protection Program ("PPP") loans	326,788	522,340	397,492	474,022	473,999
Commercial real estate	2,252,484	2,127,806	2,103,468	2,001,311	1,987,695
Multifamily	1,914,978	1,698,331	1,712,153	1,703,290	1,723,273
Commercial construction	587,121	565,872	617,747	614,112	673,893
Residential	286,907	306,376	322,564	343,376	366,315
Consumer	6,355	3,364	1,853	1,876	2,001
Gross loans	6,421,598	6,295,508	6,247,681	6,263,260	6,378,201
Unearned net origination fees	(13,694)	(18,317)	(11,374)	(12,209)	(14,934)
Loans receivable	6,407,904	6,277,191	6,236,307	6,251,051	6,363,267
Loans held-for-sale	6,159	6,900	4,710	8,508	11,212
Total loans	$6,414,063	$6,284,091	$6,241,017	$6,259,559	$6,374,479

Investment and equity securities	$472,156	$455,223	$501,342	$466,415	$431,833
Goodwill and other intangible assets	218,335	218,842	219,349	219,977	220,605
Deposits:
Noninterest-bearing demand	$1,485,952	$1,384,961	$1,339,108	$1,270,021	$1,276,070
Time deposits	1,301,807	1,356,599	1,464,133	1,619,609	1,807,864
Other interest-bearing deposits	3,404,754	3,209,774	3,155,983	2,909,126	2,742,927
Total deposits	$6,192,513	$5,951,335	$5,959,224	$5,798,756	$5,826,861

Borrowings	$353,462	$359,710	$425,954	$506,225	$667,062
Subordinated debentures (net of debt issuance costs)	152,800	152,724	202,648	202,552	202,476
Total stockholders' equity	964,960	935,637	915,310	890,736	867,741

Quarterly Average Balances
Total assets	$7,566,676	$7,500,034	$7,547,651	$7,474,002	$7,684,403
Loans receivable:
Commercial (including PPP loans)	$1,485,918	$1,531,790	$1,557,303	$1,610,423	$1,539,749
Commercial real estate (including multifamily)	3,925,497	3,805,856	3,704,197	3,679,297	3,722,966
Commercial construction	553,396	595,466	615,439	646,281	675,698
Residential	293,633	316,233	332,403	352,426	374,283
Consumer	3,148	2,540	3,309	2,536	1,898
Gross loans	6,261,592	6,251,885	6,212,651	6,290,963	6,314,594
Unearned net origination fees	(13,076)	(13,163)	(12,023)	(13,292)	(13,420)
Loans receivable	6,248,516	6,238,723	6,200,628	6,277,671	6,301,174
Loans held-for-sale	3,696	4,237	9,003	10,772	31,329
Total loans	$6,252,212	$6,242,960	$6,209,631	$6,288,443	$6,332,503

Investment and equity securities	$450,543	$481,802	$469,820	$429,947	$452,224
Goodwill and other intangible assets	218,662	219,171	219,761	220,391	221,039
Deposits:
Noninterest-bearing demand	$1,432,707	$1,348,585	$1,294,447	$1,253,235	$1,277,428
Time deposits	1,324,510	1,422,295	1,577,338	1,728,129	1,905,165
Other interest-bearing deposits	3,320,400	3,225,751	3,094,536	2,881,592	2,639,052
Total deposits	$6,077,617	$5,996,631	$5,966,321	$5,862,956	$5,821,645

Borrowings	$331,633	$375,511	$410,098	$467,399	$798,648
Subordinated debentures (net of debt issuance costs)	152,750	154,341	202,595	202,502	141,904
Total stockholders' equity	952,019	928,041	906,153	883,364	868,796

	Three Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2021	2021	2020	2020	2020
	(dollars in thousands, except for per share data)
Net interest income	$63,009	$61,163	$61,371	$60,549	$60,790
Provision for credit losses	(1,649)	(5,766)	5,000	5,000	15,000
Net interest income after provision for credit losses	64,658	66,929	56,371	55,549	45,790
Noninterest income
Deposit, loan and other income	2,222	1,168	1,300	1,278	3,212
Income on bank owned life insurance	1,185	1,064	1,314	1,598	1,128
Net gains on sale of loans held-for-sale	847	707	841	614	237
Gain on sale of branches	-	674	-	-	-
Net gains (losses) on equity securities	23	(187)	(13)	(7)	44
Net gains on sale/redemption of investment securities	195	-	-	-	-
Total noninterest income	4,472	3,426	3,442	3,483	4,621
Noninterest expenses
Salaries and employee benefits	15,284	15,565	14,581	15,114	14,500
Occupancy and equipment	3,187	3,404	3,689	3,566	3,156
FDIC insurance	580	935	948	1,105	1,093
Professional and consulting	2,117	1,956	2,210	1,926	1,673
Marketing and advertising	278	241	256	214	426
Data processing	1,603	1,536	1,479	1,470	1,586
Merger expenses	-	-	-	-	5,146
Amortization of core deposit intangible	508	507	628	627	652
Increase in value of acquisition price	-	-	-	-	2,333
Other expenses	2,702	2,341	2,611	2,456	2,498
Total noninterest expenses	26,259	26,485	26,402	26,478	33,063

Income before income tax expense	42,871	43,870	33,411	32,554	17,348
Income tax expense	10,652	10,871	7,770	7,768	2,516
Net income	$32,219	$32,999	$25,641	$24,786	$14,832

Weighted average diluted shares outstanding	39,735,309	39,788,881	39,726,791	39,653,832	39,611,712
Diluted EPS	$0.81	$0.82	$0.64	$0.62	$0.37

Reconciliation of GAAP Earnings to Pre-tax, Pre-provision and Pre-merger charges Earnings
Net income	$32,219	$32,999	$25,641	$24,786	$14,832
Income tax expense	10,652	10,871	7,770	7,768	2,516
Merger charges	-	-	-	-	5,146
Provision for credit losses	(1,649)	(5,766)	5,000	5,000	15,000
Pre-tax, pre-provision and pre-merger charges earnings	$41,222	$38,104	$38,411	$37,554	$37,494

Return on Assets Measures
Average assets	$7,566,676	$7,500,034	$7,547,651	$7,474,002	$7,684,403
Return on avg. assets	1.71%	1.78%	1.35%	1.32%	0.78%
Return on avg. assets (pre-tax, pre-provision and pre-merger charges)	2.19	2.06	2.02	2.00	1.96

	Three Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2021	2021	2020	2020	2020
Return on Equity Measures	(dollars in thousands)
Average common equity	$952,019	$928,041	$906,153	$883,364	$868,796
Less: average intangible assets	(218,662)	(219,171)	(219,761)	(220,391)	(221,039)
Average tangible common equity	$733,357	$708,870	$686,392	$662,973	$647,757

Return on avg. common equity (GAAP)	13.57%	14.42%	11.26%	11.16%	6.87%
Return on avg. tangible common equity ("TCE") (non-GAAP) (1)	17.82	19.08	15.12	15.14	9.50

Efficiency Measures
Total noninterest expenses	$26,259	$26,485	$26,402	$26,478	$33,063
Amortization of core deposit intangibles	(508)	(507)	(628)	(627)	(652)
Merger expenses	-	-	-	-	(5,146)
Foreclosed property expense	-	-	(2)	-	(5)
Operating noninterest expense	$25,751	$25,978	$25,772	$25,851	$27,260

Net interest income (tax equivalent basis)	$63,418	$61,581	$61,840	$61,005	$61,253
Noninterest income	4,472	3,426	3,442	3,483	4,621
Net gains on sale of branches	-	(674)	-	-	-
Net gains on sale/redemption of securities	(195)	-	-	-	-
Operating revenue	$67,695	$64,333	$65,282	$64,488	$65,874

Operating efficiency ratio (non-GAAP) (2)	38.0%	40.4%	39.5%	40.1%	41.4%

Net Interest Margin
Average interest-earning assets	$7,059,964	$7,008,500	$7,031,662	$6,962,499	$7,164,545

Net interest income (tax equivalent basis)	$63,418	$61,581	$61,840	$61,005	$61,253
Impact of purchase accounting fair value marks	(2,012)	(2,074)	(2,237)	(2,403)	(3,073)
Adjusted net interest income (tax equivalent basis)	$61,406	$59,507	$59,603	$58,602	$58,180

Net interest margin (GAAP)	3.60%	3.56%	3.50%	3.49%	3.44%
Adjusted net interest margin (non-GAAP) (3)	3.49	3.44	3.37	3.35	3.27

(1) Earnings available to common stockholders excluding amortization of intangible assets divided by average tangible common equity.
(2) Operating noninterest expense divided by operating revenue.
(3) Adjusted net interest margin excludes impact of purchase accounting fair value marks.

	As of
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2021	2021	2020	2020	2020
Capital Ratios and Book Value per Share	(dollars in thousands, except for per share data)
Common equity	$964,960	$935,637	$915,310	$890,736	$867,741
Less: intangible assets	(218,335)	(218,842)	(219,349)	(219,977)	(220,605)
Tangible common equity	$746,625	$716,795	$695,961	$670,759	$647,136

Total assets	$7,710,082	$7,449,639	$7,547,339	$7,449,559	$7,617,184
Less: intangible assets	(218,335)	(218,842)	(219,349)	(219,977)	(220,605)
Tangible assets	$7,491,747	$7,230,797	$7,327,990	$7,229,582	$7,396,579

Common shares outstanding	39,794,815	39,773,602	39,785,398	39,753,033	39,753,033

Common equity ratio (GAAP)	12.52%	12.56%	12.13%	11.96%	11.39%
Tangible common equity ratio (non-GAAP) (4)	9.97	9.91	9.50	9.28	8.75

Regulatory capital ratios (Bancorp):
Leverage ratio	10.19%	9.89%	9.51%	9.30%	8.99%
Common equity Tier 1 risk-based ratio	11.09	11.36	10.79	10.63	10.04
Risk-based Tier 1 capital ratio	11.17	11.44	10.87	10.72	10.12
Risk-based total capital ratio	14.58	15.08	15.08	14.94	14.32

Regulatory capital ratios (Bank):
Leverage ratio	11.34%	11.06%	10.63%	10.41%	10.12%
Common equity Tier 1 risk-based ratio	12.42	12.78	12.24	12.00	11.38
Risk-based Tier 1 capital ratio	12.42	12.78	12.24	12.00	11.38
Risk-based total capital ratio	14.07	14.55	10.00	13.70	12.96

Book value per share (GAAP)	$24.25	$23.52	$23.01	$22.41	$21.83
Tangible book value per share (non-GAAP) (5)	18.76	18.02	17.49	16.87	16.28

Net Loan (Recoveries) Charge-Off Detail
Net loan charge-offs (recoveries):
Charge-offs	$212	$-	$900	$257	$462
Recoveries	(14)	(61)	(833)	(800)	(4)
Net loan charge-offs (recoveries)	$198	$(61)	$67	$(543)	$458
Net loan charge-offs (recoveries) as a % of average loans receivable (annualized)	0.01%	(0.00)%	0.00%	(0.03)%	0.03%

Asset Quality
Nonaccrual loans	$56,213	$60,940	$61,696	$65,494	$64,580
OREO	-	-	-	-	-
Nonperforming assets	$56,213	$60,940	$61,696	$65,494	$64,580

Performing troubled debt restructurings	$33,021	$25,505	$23,655	$18,241	$20,418

Allowance for credit losses - loans ("ACL")	78,684	80,568	79,226	74,267	68,724

Loans receivable	$6,407,904	$6,277,191	$6,236,307	$6,251,051	$6,363,267
Less: PPP loans	326,790	522,340	397,492	474,022	473,999
Loans receivable (excluding PPP loans)	$6,081,114	$5,754,851	$5,838,815	$5,777,029	$5,889,268

Nonaccrual loans as a % of loans receivable	0.88%	0.97%	0.99%	1.05%	1.01
Nonperforming assets as a % of total assets	0.73	0.82	0.82	0.88	0.85
ACL as a % of loans receivable	1.23	1.28	1.27	1.19	1.08
ACL as a % of loans receivable (excluding PPP loans)	1.29	1.40	1.36	1.29	1.17
ACL as a % of nonaccrual loans	140.0	132.2	128.4	113.4	106.4

(4) Tangible common equity divided by tangible assets.
(5) Tangible common equity divided by common shares outstanding at period-end.

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)
	For the Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
	Average			Average			Average
Interest-earning assets:	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Investment securities (1) (2)	$444,460	$1,765	1.59%	$473,181	$2,058	1.76%	$443,282	$2,531	2.30%
Loans receivable and loans held-for-sale (2) (3) (4)	6,252,212	71,348	4.58	6,242,960	70,676	4.59	6,332,503	76,088	4.83
Federal funds sold and interest-bearing deposits with banks	341,885	84	0.10	269,537	49	0.07	357,758	79	0.09
Restricted investment in bank stock	21,407	263	4.93	22,822	256	4.55	31,002	442	5.73
Total interest-earning assets	7,059,964	73,460	4.17	7,008,500	73,039	4.23	7,164,545	79,140	4.44
Allowance for loan losses	(80,548)			(81,549)			(53,502)
Noninterest-earning assets	587,259			573,083			573,360
Total assets	$7,566,675			$7,500,034			$7,684,403

Interest-bearing liabilities:
Time deposits	1,324,510	3,963	1.20	$1,422,295	$5,151	1.47	1,905,165	9,586	2.02
Other interest-bearing deposits	3,320,400	2,461	0.30	3,225,751	2,434	0.31	2,639,052	4,011	0.61
Total interest-bearing deposits	4,644,910	6,424	0.55	4,648,046	7,585	0.66	4,544,217	13,597	1.20

Borrowings	331,633	1,419	1.72	375,511	1,674	1.81	798,648	2,235	1.13
Subordinated debentures	152,750	2,168	5.69	154,341	2,167	5.69	141,904	2,021	5.73
Capital lease obligation	2,066	31	6.02	2,115	32	6.14	2,257	34	6.06
Total interest-bearing liabilities	5,131,359	10,042	0.78	5,180,013	11,458	0.90	5,487,026	17,887	1.31

Noninterest-bearing demand deposits	1,432,707			1,348,585			1,277,428
Other liabilities	50,590			43,395			51,153
Total noninterest-bearing liabilities	1,483,297			1,391,980			1,328,581
Stockholders' equity	952,019			928,041			868,796
Total liabilities and stockholders' equity	$7,566,675			$7,500,034			$7,684,403

Net interest income (tax equivalent basis)		63,418			61,581			61,253
Net interest spread (5)			3.39			3.33			3.13%

Net interest margin (6)			3.60%			3.56%			3.44%

Tax equivalent adjustment		(409)			(418)			(463)
Net interest income		$63,009			$61,163			$60,790

(1) Average balances are calculated on amortized cost.
(2) Interest income is presented on a tax equivalent basis using 21% federal tax rate.
(3) Includes loan fee income and accretion of purchase accounting adjustments.
(4) Loans include nonaccrual loans.
(5) Represents difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities and is presented on a tax equivalent basis.
(6) Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.
(7) Rates are annualized.